UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The China Fund, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 26, 2018

IMPORTANT VOTE PENDING

Stockholders of The China Fund, Inc. (the “Fund”):

The Annual Meeting of the Fund’s stockholders will be held on March 27, 2018. At that meeting, you will be asked to make important decisions that critically affect the Fund’s future. Whether or not you have voted a WHITE card already, we urge you to return the enclosed WHITE proxy card to vote FOR the election of Directors nominated by the Fund’s Board of Directors (the “Board”), Joe Rogers and Richard Shore, and AGAINST the proposal to terminate the Fund’s investment advisory and management agreements with Allianz Global Investors U.S. LLC (“Allianz”) (the “Termination Proposal”). Only the latest dated proxy card will be counted. To ensure your votes are counted, please do so as soon as you can.

The Termination Proposal is being made by two dissident stockholders, City of London Investment Management Company Limited (“City of London”) and Emerging Markets Country Fund (“EMC”). City of London has publicly announced it wants to force the Fund to liquidate as soon as possible. The dissidents’ Termination Proposal and related proposal to elect two dissident directors seem designed to force the Fund to liquidate. Firing Allianz without replacing it will leave the Fund with no portfolio manager and may leave the Board and stockholders with no other choice but to approve a liquidation you and they don’t really want.

If the Fund is forced to liquidate, you will be forced out of an investment that has performed well for you recently:

•	For the year ended December 31, 2017, the Fund’s shares were up 47.42%, and net asset value (NAV) per share was up 37.92%.[1]

•	For the 52 weeks ended February 9, 2018, the Fund’s average discount to NAV was less than 10%.

Normally, your financial advisor or broker has the authority to vote your shares on your behalf. But that will not be the case for this Annual Meeting. Because the Annual Meeting involves a proxy contest, your financial advisor or broker can’t vote your shares without your instructions. In order for your vote to count, you must personally instruct your financial advisor or broker how you want your shares voted.

PLEASE NOTE: You may not have been aware that you are a stockholder of the Fund. If so, it’s because your financial advisor or broker invested in the Fund on your behalf. It is still important that you protect the value of your investment in the Fund by telling your financial advisor or broker how you want your shares voted.

If you would like more information about the Fund and its proxy fight with the dissident stockholders, we encourage you to contact your financial advisor or broker. You can also call the Fund’s proxy solicitor, D.F. King, toll free at (800) 207-3156, if you have any questions regarding the Annual Meeting or how to vote your shares.

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Please do not return the dissident stockholders’ BLUE proxy card, even to vote against the dissident stockholders’ nominees, as this will cancel out any WHITE proxy card for the Fund that you have previously returned.

•	If for any reason you have already voted using the dissident stockholders’ BLUE proxy card, you have the right to change your vote by signing, dating and mailing back the Fund’s WHITE proxy card.

For your convenience you may also vote via the internet and telephone; as follows:

To vote via the Internet:

1)	Go to www.proxyvote.com

2)	Use the 16 digit control number located on the right-hand side of the WHITE voting instruction form

To vote by Telephone:

1)	Call 1-800-454-8683

2)	Use the 16-digit control number located on the right-hand side of the WHITE voting instruction form

Thank you for your continued support.

Sincerely,

The China Fund, Inc.

Joe O. Rogers

Chairman

Further information is available at the Fund’s website, www.chinafundinc.com.

Follow us on Twitter at https://twitter.com/_chinafund and Facebook at https://www.facebook.com/chinafund.

Additional Information

This communication may be deemed to be proxy solicitation material. In connection with the Fund’s 2018 Annual Meeting of Stockholders, the Fund filed a definitive proxy statement and other relevant documents, including a form of proxy card, with the SEC on February 5, 2018. The definitive proxy statement and a form of proxy have been mailed to the Fund’s stockholders. Stockholders are urged to read the Fund’s definitive proxy statement and any other documents filed by the Fund with the SEC in connection with the 2018 Annual Meeting because they contain important information.

Investors will be able to obtain, for free, copies of documents filed with the SEC at the SEC’s website at http://www.sec.gov. Copies of the Fund’s definitive proxy statement and proxy card also are available without charge from the Fund’s proxy solicitor, D.F. King, who may be reached toll-free at (800) 207-3156.

The Fund and its directors and President are “participants” in the solicitation of proxies from stockholders of the Fund in connection with the 2018 Annual Meeting. Information regarding those persons is provided in the definitive proxy statement filed by the Fund with the SEC.

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Source: State Street Bank and Trust Company. Investment returns are historical and do not guarantee future results. Investment returns reflect changes in net asset value and market price per share during each period and assumes that dividends and capital gains distributions, if any, were reinvested. The net asset value (NAV) percentages are not an indication of the performance of a stockholder’s investment in the Fund, which is based on market price. NAV performance includes the deduction of management fees and other expenses. Market price performance does not include the deduction of brokerage commissions and other expenses of trading shares and would be lower had such commissions and expenses been deducted.

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